                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


                                                                       EXHIBIT 2
                                                                       ---------
ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT, made and executed as of the 15th day of April, 1998, by and among BREVARD MEDICAL CARE, INC., a Florida corporation (BMC). ("Purchase") and SUNSTAR HEALTHCARE, INC., a foreign corporation licensed to do business in Florida corporation ("SunStar or Seller").

                                  WITNESSETH:

     WHEREAS, Seller owns and operates either directly or through wholly owned subsidiaries medical practices in Brevard and Volusia Counties, Florida (Brevard Medical Center, Inc., a Delaware Corporation and First Health, Inc. a Florida Corporation), ("Businesses"); and a Health Care Prepayment Plan (HCPP) conducted by SunStar Health Plan, Inc.;

     WHEREAS, Seller is the only shareholder of Businesses;

     WHEREAS, BMC desires to acquire the assets of the Businesses as well as to acquire the HCPP; and

     WHEREAS, Seller wishes to sell to BMC, and BMC wishes to acquire from Seller, substantially all of the assets constituting the Businesses, and the HCPP agreement, all upon the terms and subject to the conditions set forth herein.

     NOW THEREFORE, in consideration of the premises, the mutual promises and covenants hereinafter set forth, and the contemplated payment by BMC to Seller of the purchase price and other agreed-upon considerations, and for other good and valuable considerations, the sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

SECTION 1.  TERMS OF THE SALE AND PURCHASE OF ASSETS.
            ----------------------------------------

     The sale of the Assets of Seller which are to be sold hereunder and the acquisition thereof by BMC shall be made on the date of execution of this and the other closing documents, and delivery hereof on April 15, 1998 ("Closing Date") or such other date as shall be mutually agreed between the parties, and shall be based on the respective representations, warranties and agreements of the parties hereto, and shall be subject to the terms and conditions herein stated.

     1.1  CONVEYANCE OF ASSETS.  Subject to the provisions of Sections 1.2
          --------------------
hereof, on the Closing Date, Seller will convey, transfer and assign to BMC all of Seller's right, title and interest in and to the "Assets" of Business, including, without limitation, all items of personal property and other assets used in connection with the Business (except as otherwise provided herein), whether or not any of such assets have any value for accounting purposes (individually "Asset," and collectively "Assets"), free and clear of all obligations, security interests, liens and encumbrances whatsoever, except as specifically assumed by BMC pursuant to Section 1.3. Without limiting the generality of the foregoing, the Assets specifically include:

          (a) All personal property, plant, electronic equipment, leasehold improvements, furniture, fixtures and equipment medical and non-medical, owned by Seller which are utilized in or related to the Business, at those locations identified in Exhibit 1, including, but not limited to, all items owned by Seller or Businesses identified on Exhibit 2.1 attached hereto.

          (b) All contracts identified on Exhibit 3 attached hereto.

          (c) All inventories maintained by Seller as of the Closing Date, including, but no limited to, all items owned by Seller identified on Exhibit
2.2 attached hereto.

          (d) All accounts receivable of Seller the Businesses in existence on the Closing Date and any other receivables on the balance sheet of BMC Brevard Medical Center or First Health, Inc., or SunStar Healthcare, Inc., from operations of the Business as of the Closing Date; e.g., the anticipated bonuses of HOHMO, UHC, and PCA, etc.

          (e) Subject to applicable laws and regulations, all patient accounts receivable records of Seller Businesses and all patient medical records held by Seller or Businesses.

          (f) The books and records of Seller relating to the Assets, all of which shall be delivered to BMC, or such person as BMC may designate, on the Closing Date.

          (g) Subject to applicable laws and regulations, all transferable licenses and other regulatory approvals necessary for or incident to the operation of the Assets.

          (h) All clinical and administrative policy and procedure manuals, trade secrets, marketing and promotional materials (including audiotapes, videotapes and printed materials) and all other property rights required for or incident to the marketing of the products and services of the Business, and all books and records relating thereto.

          (i) All physician employment agreements.

          (j) Use of the Brevard Medical Center, Inc., and First Health, Inc., corporate names and the goodwill associated with each entity.

          (k) AAAHC certification and the policies and procedures thereto.

          (l) All computer systems, components, software, and stored data.

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


          (m) All prepaid assets, including but not limited to, any deposits for equipment, utilities, etc.

          (n) HCPP capitation and fee-for-service revenue for the closing month less any business expenses incurred for that month of the businesses provided such expenses are less that than the revenue (see Exhibit 15.2).
          (o) The HCPP contract (plan ID H6012) (see Exhibit 15) and the Plan's membership as of 4/1/98 (see Exhibit 15.1) is in accordance with pursuant to the provisions of paragraph 1.10(a) below.

     1.2  EXCLUDED ASSETS.  There shall be excluded from the Assets to be
          ---------------
transferred and conveyed hereunder, and Seller shall retain all of its right, title and interest in and to, the following assets:

          (a) All cash and cash equivalents of Seller in existence on the day before the Closing Date with the exception of those identified in paragraph 1.1.(n).

          (b) All business and financial records and files of Seller relating to Business, and all tax returns provided that BMC may retain copies of such records as are necessary for BMC to establish the opening accounting balances and accounts.

     1.3  PURCHASE PRICE:  ASSUMPTION OF LIABILITIES.  As consideration for the
          ------------------------------------------
sale of the Assets by Seller, BMC shall, on the date of execution and delivery hereof, pay to the Seller One Million Five Hundred Thousand and No/100 Dollars ($1,500,000) in immediately available funds ("Purchase Price"). The Purchase Price shall be allocated to the purchase of the Assets as set forth on Exhibit
1.3 (a) attached hereto. The Purchase Price shall be paid by wire transfer into an account designated by Seller. The parties recognize that the transfer of the HCPP agreement to BMC or its designee is a significant factor in the Purchasers' willingness to pay the agreed upon purchase price. The parties further recognize that assigning a specific value to the transfer of that contract is extremely difficult. Additionally the parties recognize that approval by HCFA of the transfer will take an indeterminate period of time. While awaiting HCFA approval, Seller and Businesses hereby agree that, effective as of April 1, 1998, as specified in section 1.10(a), the full benefit or burden of the HCPP agreement shall flow to BMC or its designee. Moreover in the event approval is not secured from HCFA, this agreement to assign the benefit or burden to BMC or its designee shall remain in effect as long as the HCPP contract shall remain in effect.

          (a)  Assumption of Liabilities.  Except as otherwise provided herein,
               -------------------------
               BMC shall assume at the Closing Date, and shall perform or discharge on or after the Closing Date, all of the contracts, leases, commitments, obligations and liabilities of Seller which are listed on Exhibit 4 attached hereto, except to the extent that such contracts, leases, commitments, obligations and liabilities are expressly excluded by virtue of the operation of other provisions of this Agreement.

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


               Notwithstanding any contrary provision contained herein, BMC shall not be deemed to have assumed, nor shall BMC assume: (i) any liability which may be incurred by reason of any breach of or default under such contracts, leases, commitments or obligations which occurred prior to the Closing Date; (ii) any liability for any employee benefits payable to employees of Seller, including, but not limited to, liabilities arising under any Seller or Business Plans (as defined in Section 2.21 hereof) prior and up to closing date; (iii) any liability based upon or arising out of a violation of any antitrust or similar restraint-of-trade laws by Seller, Businesses, or their employees, including, without limiting the generality of the foregoing, any such antitrust liability which may arise in connection with agreements, contracts, commitments or orders for the sale of goods or provision of services by Seller or Businesses and reflected on the books of Seller or Business at or prior to the Closing Date; nor (iv) any liability based upon or arising out of any tortious or wrongful actions of Seller, Businesses, or of any Shareholder, employee, officer, or director of Seller or Businesses or any liability for the payment of any taxes imposed by law on Seller arising from or by reason of the transactions contemplated by this Agreement.


          (b) Once HCFA approves the assignment of the HCPP agreement to BMC or its designee, the Seller and the Purchaser shall enter into a novation Agreement with respect to the HCPP contract whereby the Seller warrants and represents its responsibility up to closing data and BMC accepts responsibility for all income and expenses after the clsoing date.

               1.4  EMPLOYMENT ARRANGEMENTS.
                    -----------------------

(a) BMC shall employ, as employees-at-will, all personnel (other than physicians) who are employees of Seller and working at Businesses or who are employees of Businesses, on the Closing Date.

(b) As of the Closing Date, Seller will: (i) assign terminate or cause to be terminated any employment contracts applicable to those persons who become employed by BMC pursuant to Section 1.4(a) hereof; (ii) terminate the participation of all such employees in all Seller or Business Plans, such termination to be effected in accordance with applicable provisions of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other applicable laws, rules and regulations; and (iii) within the time periods allowable by law, cause the Seller or Businesses Plans to make timely appropriate distributions, to the extent required, to such employees in accordance with, and to the extent permitted by, the terms and conditions of such Seller or Business Plans. Seller will provide to BMC such copies of documents and other information related to the termination of such employees' participation in the Seller Plans as BMC may request.

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


          1.5  SELLER'S BALANCE SHEET.  The agreement between the parties
               ----------------------
evidenced by this Agreement has been reached based on financial information about Seller, the Assets and the Businesses as of February 28, 1998, all provided BMC by Seller and on representations by seller that no adverse changes occurred during the month of March or to date. The unaudited Balance Sheet of Seller as of February 28, 1998 ("Balance Sheet Date"), is attached hereto as Exhibits 5, 5.1-5.4, and is hereinafter referred to as the "Balance Sheet."

          1.6  CLOSING DOCUMENTS.  Contemporaneously with the execution and
               -----------------
delivery of this Agreement, Seller has furnished BMC with copies of the following documents: (a) the Articles or Certificate of Incorporation and all amendments thereto of Brevard Medical Center, Inc., and First Health, Inc., duly certified by the Secretary of State of the State of Florida; (b) certificates, executed by the proper officials of the State of Florida as to the good standing of Brevard Medical Center, Inc., and First Heath, Inc., and SunStar Healthcare Plan, and SunStar Healthcare, Inc., in the State of Florida; and (c) resolutions authorizing this Agreement and the transactions provided for herein, duly adopted by the Board of Directors or other governing body of Brevard Medical Center, Inc., First Health, Inc., SunStar Health Plan, Inc. and Seller, and, to the extent required by applicable law, the Articles of Incorporation, or the Bylaws authorization by the Shareholders of each, and duly certified by the Secretary of Seller each of the four corporations.

          1.7  EACH PARTY TO BEAR COSTS.  Each of the parties to this Agreement
               ------------------------
shall pay all of the costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, except as otherwise provided herein. Without limiting the generality of the foregoing, and whether or not such liabilities may be deemed to have been incurred in the ordinary course of Businesses, BMC shall not be liable for or required to pay, either directly or indirectly, any of the following liabilities or expenses incurred by Seller or Businesses: (a) fees and expenses of any person for services as a finder, or for fees and expenses of any persons for financial services rendered to Seller in connection with negotiating and closing the sale contemplated by this Agreement; (b) fees and expenses of legal counsel retained by Seller for services rendered to such party in connection with negotiating and closing the sale contemplated by this Agreement, (c) fees and expenses of any auditors and accountants retained by Seller or Businesses for services rendered to such party in connection with negotiating and closing the sale contemplated by this Agreement; (d) state and federal income taxes or other similar charges on income incurred by Seller or Businesses on any gain from the sale and transfer of Assets hereunder; and (e) expenses and fees relating to feasibility studies, appraisals and similar valuation services performed on behalf of Seller or Businesses in connection with the transactions contemplated hereby.

          1.8.  INSTRUMENTS OF CONVEYANCE.  In order to effect the conveyance,
                -------------------------
transfer and assignment of the Assets, Seller or Businesses will execute and deliver at the Closing Date all such bills of sale and other documents or instruments of conveyance, transfer or assignment as shall be necessary or appropriate to vest in or confirm to BMC Seller's and/or Businesses's right, title and interest in and to the Assets, free and clear of all obligations, security interest, liens and encumbrances whatsoever, except as specifically assumed by BMC pursuant to Section 1.3.

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


Seller and Businesses will execute and deliver from time to time thereafter, at the request of BMC, all such further instruments of conveyance, assignment and further assurance as may reasonably be required in order to vest in and confirm to BMC all of Seller and Businesses's right, title and interest in and to the Assets.

          1.9  ASSIGNMENT OF CONTRACTS AND ASSETS; CONSENTS.  Nothing in this
               --------------------------------------------
Agreement shall be construed as an attempt to agree to assign any contract, certificate, license or other Asset which is in law or by agreement nonassignable without the consent of the other party or parties thereto, or of any governmental authority, as the case may be, unless such consent shall be given. Seller or Businesses will use their best efforts to obtain all such necessary consents of the parties to any such contracts. In order, however, that the full value of every such contact, certificate, license or other Asset included within the Assets and all claims and demands in such contracts may be realized, Seller and Businesses hereby covenant with BMC that Seller and/or Businesses, by itself individually or collectively or by its agents, will at the request and expense and under the direction of BMC, in the name of Seller or Businesses or otherwise, as BMC shall specify and as shall be permitted by law, take all such reasonable actions and do or cause to be done all such reasonable things as shall, in the opinion of the BMC, be necessary or proper (a) in order that the rights and obligations of Seller or Businesses under such contracts, certificates, licenses and other Assets shall be preserved, and (b) for, and to facilitate, the collection of the moneys due and payable, and to become due and payable, to Seller or Businesses in and under every such contract and in respect of every such claim and demand, and Seller and/or Businesses shall hold the same for the benefit of, and shall pay the same over to BMC.

          1.10  COOPERATION WITH REGULATORY APPROVALS.  Seller and Businesses
                -------------------------------------
shall cooperate with and assist BMC, as BMC shall reasonably request, in obtaining the approval of all regulatory agencies and officials whose approval is required for the transfer of all licenses and other regulatory approvals required to enable BMC to purchase and operate the Assets.

(a) The parties specifically agree to work jointly to secure assignment of SunStar Health Plan's Health Care Prepayment Plan contract to BMC or to another entity as designated by BMC and to request HCFA state and/or Federal regulatory approval of that transfer. SunStar Health Plan shall uses its best efforst to continue to remain a contracting party to the Health Care Prepayment Plan agreement until the assignment has been approved. Further, SunStar Health Plan hereby agrees to contract exclusively with BMC for the provision of serving applicable services pursuant to said contract and to reimburse promptly transfer all monies received by SunStar Health Plan from HCFA to BMC for all applicable costs or charges related to services rendered pursuant to said agreement.

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


(b) BMC and SSHP agree to negotiate in good faith the final language of SunStar Health Plan's "Value Plan" a risk bearing provider agreement presently in effect between SunStar Health Plan, First Health, Inc., and Brevard Medical Center, Inc., to convert said plan into an open access fee for service provider agreement.

1.11  Restricitve Covenant.

(a) Seller and Businesses hereby agree that for a period of two years from the date of this agreement none of them shall either own, operate, ;ease, or in any other manner control any medical practices, health plan or any similar businesses which would compete within Brevard county, Florida either directly or indirectly with BMC or any of the businesses controlled by it provided however it shall not be considered a violation of this provision for Seller to operate an HMO or other insurance company.
(b) Seller and Businesses acknowledge that this restricitve convenant is reasonable necessary to protect the BMC's legitimate business interests, which are represented by, among other things, the substantial relationships between the Corporation and its patients, referral sources, hospitals, insurance companies and other third party payors, as well as the goodwill established by the Corporation with patients, referral sources and hospital within Brevard County.
(c) Seller and Businesses recognize that BMC would not sign this Agreement without the inclusion of this covenant, and they confirm the sufficiency of the consideration received by them and their acceptance of this covenant as a material term of the Agreement.
(d) In the event of a Breach of the non-compete Seller and Businesses agree to pay liquidated damages in the amount of $250,000.00.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF SELLER OR BUSINESSES AND
            ----------------------------------------------------------
SHAREHOLDERS.
------------

   Seller or Businesses hereby represents and warrants to BMC as follows:

   2.1  CORPORATE EXISTENCE; GOOD STANDING.  The Business is a corporation duly
        ----------------------------------
organized, validly existing and in good standing under the laws of the State of Florida. Seller or Businesses has all necessary corporate powers to own all of the shares and assets of the Business and to carry on its business as such business is now being conducted.

2.2  POWER AND AUTHORITY FOR TRANSACTIONS.
     ------------------------------------
(a) Seller has corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its Articles or Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement, and the agreements related hereto executed and delivered pursuant to this Agreement, do not, and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provision of the Articles or

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


     Certificate of Incorporation or Bylaws of Seller or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Seller is a party or by which Seller is bound, or violate any material restrictions of any kind to which Seller is known to be subject.
(b) Brevard Medical Center, Inc., has corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its Articles or Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery, and performance of this Agreement and such related documents. The execution and delivery of this Agreement, and the agreements related hereto executed and delivered pursuant to this Agreement, do not, and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provisions of the Articles or Certificate of Incorporation or Bylaws of Brevard Medical Center, Inc., or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgement or decree to which Brevard Medical Center, Inc., is a party or by which Brevard Medical Center, Inc., is bound, or violate any material restrictions of any kind to which Brevard Medical Center, Inc., is known to be subject.
(c) First Health, Inc., has corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its Articles or Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery, and performance of this Agreement and such related documents. The execution and delivery of this Agreement, and the agreements related hereto executed and delivered pursuant to this Agreement, do not, and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provisions of the Articles or Certificate of Incorporation or Bylaws of First Health, Inc., or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgement or decree to which First Health, Inc., is a party or by which First Health, Inc., is bound, or violate any material restrictions of any kind to which First Health, Inc., is known to be subject.
(d) SunStar Health Plan, Inc., has corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its Articles or Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery, and performance of this Agreement and such related documents. The execution and delivery of this Agreement, and the agreements related hereto executed and delivered pursuant to this Agreement, do not, and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


     provisions of the Articles or Certificate of Incorporation or Bylaws of SunStar Health Plan, Inc., or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgement or decree to which SunStar Health Plan, Inc., is a party or by which SunStar Health Plan, Inc., is bound, or violate any material restrictions of any kind to which SunStar Health Plan, Inc., is known to be subject.
(e) The execution and delivery of this Agreement, and the agreements related hereto executed and delivered pursuant to this Agreement, do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which any Business is a party or by which any Businesses is bound, or violate any material restrictions of any kind to which any Businesses is known to be subject.

          2.3  PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS.  To the best
               -------------------------------------------------
knowledge of Seller and Businesses, all material building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals necessary for the conduct of the Businesses, or waivers thereof, have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the knowledge of Seller threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any thereof. Any and all past litigation concerning such building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals, and all claims and causes of actions raised therein, have been finally adjudicated.

          2.4  SELLER'S FINANCIAL INFORMATION.  Seller has heretofore furnished
               ------------------------------
BMC with copies of financial information about the Businesses as set forth on
Exhibit 5 attached hereto, including, but not limited to, the Balance Sheets. To the best of Seller's knowledge, all such financial statements have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, reflect all known material liabilities affecting Businesses or its assets, including all material consolidated contingent liabilities of Seller, regarding the Businesses, as of their respective dates. Such financial statements present fairly the financial position of Businesses as of such dates and the consolidated results of operations and cash flows for the period or periods reflected therein.

          2.5  LEASES.  Exhibit 6 attached hereto set forth a list of all leases
               ------
pursuant to which Seller or Business leases, as lessor or lessee, real or personal property used in operating the Business or otherwise. All such leases listed on Exhibit 6 are valid and effective in accordance with their respective terms, and there is not under any such lease any existing default by Seller, as lessor or lessee, or any condition or event of which Seller or Businesses or any Shareholder has knowledge which will notice or lapse of time, or both, would constitute a default, in respect of which Seller or Businesses have not taken adequate steps to cure such default or to prevent a default from occurring.

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                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


          2.6  ENCUMBRANCES ON PERSONAL PROPERTY.  Seller owns all of the
               ---------------------------------
personal property reflected on the Balance Sheet and included in the Assets, including, but not limited to, all items of personal property identified on
Exhibit 2.1 and attached hereto, free and clear of any liens, claims, charges, exceptions or encumbrances, except for those, if any, which (a) in the aggregate are not material and do not materially adversely affect the continued use of such property or (b) are set forth in Exhibit 7 attached hereto. Except for those encumbrances listed on Exhibit 8 which encumbrances BMC is assuming, Seller shall cause all encumbrances set forth on Exhibit 7 to be released or terminated in conjunction with the payment of the Purchase Price and shall forward to BMC notices of such release or termination within a reasonable period of time after the Closing Date.

          2.7  INVENTORIES.  All inventories of Seller or Businesses used in the
               -----------
conduct of the Business and all inventories of the Businesses are reflected on the Balance Sheet in accordance with generally accepted accounting principles. The items of Seller's inventory have been acquired in the ordinary course of business, are adequate for the reasonable requirements of the Business, and, to the best knowledge of Seller may be used for their intended purposes.

          2.8  PRINCIPAL PLACE OF BUSINESS.  The principal locations of business
               ---------------------------
are in Brevard and Volusia Counties, Florida.

          2.9  LOCATION OF ASSETS.  All of the Assets are located in Brevard and
               ------------------
Volusia Counties, Florida.

          2.10 INTELLECTUAL PROPERTY RIGHTS.  As to Businesses, Seller has no
               ----------------------------
right, title or interest in or to patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, specialized treatment protocols, copyrights, formulas and trade secrets. Except for off-the-shelf software licenses, as to Businesses, Seller is not a licensee in respect of any patents, trademarks, service marks, trade names, copyright or applications therefor, or manufacturing processes, formulas or trade secrets.
As to Businesses, Seller owns and possesses adequate licenses or other rights to use all such patents, trademarks, service marks, trade names, copyrights, manufacturing processes, inventions, specialized treatment protocols, formulas and trade secrets necessary to conduct the Businesses as now operated. As to the Businesses, no claim is pending or has been made to the effect that the present or past operations of Seller infringe upon or conflict with the asserted rights of others to such patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, specialized treatment protocols, copyrights, formulas and trade secrets.

          2.11 DIRECTORS AND OFFICERS:  PAYROLL INFORMATION.  Set forth on
               --------------------------------------------
Exhibit 9 attached hereto is a true and complete list, as of the date of this Agreement, of: (a) the name of each Director and officer of the Businesses and the offices held by each; and (b) set forth in Exhibit 10 the most recent payroll report of Seller of and each of the Businesses, showing all current employees of Seller and their current levels of compensation.

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                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


          2.12 LEGAL PROCEEDINGS.  Seller has no knowledge of any pending or
               -----------------
threatened litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting Seller, the Businesses, the Assets or the transactions contemplated by this Agreement, and, to the knowledge of Seller, no basis for any such action exists, nor is there any legal impediment of which Seller has knowledge to the continued operation of the Businesses in the ordinary course, subject to required consents and regulatory approvals.

          2.13 CONTRACTS.  Seller and Businesses have delivered to BMC true
               ---------
copies of all written, and disclosed to BMC all oral, outstanding contracts, obligations and commitments of Seller and Businesses entered into in connection with and related to the Assets and being assumed by BMC, all of which are listed or incorporated by reference on Exhibit 6 (in the case of leases) and Exhibit 3 (in the case of contracts other than leases) attached hereto. Except as otherwise indicated on such Exhibits, all of such contracts, obligations and commitments are valid, binding and enforceable in accordance with their terms and are in full force and effect. Except as set forth or incorporated by reference on such Exhibits, no default or alleged default by Seller exists or will at the Closing Date exist thereunder, and there are and will be at the Closing Date no material agreements of the parties relating to such contracts, obligations and commitments. Other than those contracts, obligations and commitments of Seller that BMC is assuming, all of which contracts, obligations and commitments are listed on Exhibit 3 and Exhibit 4. Neither Seller is not nor Businesses are a party to any material written nor oral agreement, contract, lease or plan which would have a material effect on the Assets, including any:

          (a) Contract related to the Assets, not made in the ordinary course of Business, other than this Agreement.

          (b) Employment contract which is not terminable without material cost or other liability to Seller, or any successors or assigns thereof, upon notice of thirty (30) days or less except the physician employment agreements assigned under this agreement.

          (c) Contract with any labor union.

          (d) Bonus, pension, profit-sharing, retirement, stock purchase, hospitalization, insurance or similar plan providing for employee benefits, except as set forth on Exhibit.

          (e) Lease with respect to any property, real or personal, whether as lessor or lessee.

          (f) Contract for the future purchase of materials, supplies or equipment (i) which is in excess of the requirements of the Business now booked or for normal operating inventories, or (ii) which in snot terminable without material cost or liability to Seller, or any successors or assigns thereof, upon notice of thirty (30) days or less.

          (g) Contract continuing for a period of more than six (6) months from its date.

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


          (h) Loan agreement or other contract for money borrowed.

          2.14 SUBSEQUENT EVENTS.  Neither Seller nor Businesses have has not,
               -----------------
since the date of the Balance Sheet:

          (a) Incurred any material uninsured obligation or liability (absolute, accrued, contingent or otherwise), except in connection with the performance of this Agreement, other than in the ordinary course of business.

          (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued contingent or otherwise) other than (i) liabilities shown or reflected on the Balance Sheet or (ii) liabilities incurred since the date of the Balance Sheet in the ordinary course of business.

          (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of Seller since the date of the Balance Sheet.

          (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the Assets, tangible or intangible.

          (e) Sold or transferred any of the Assets, cancelled any debts or claims or waived any rights, except in the ordinary course of business.

          (f) Granted any general or uniform increase in the rates of pay of employees or any substantial increase in salary payable or to become payable by Seller or Businesses to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased the compensation of any officer, employee, consultant or agent.

          (g) Authorized any capital expenditures in excess of Five Thousand and No/100 Dollars ($5,000.00).

          (h) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof.

          (i) Issued any stock, bonds or other securities.

          (j) Experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of its properties, the Assets or the Businesses, or experienced any other material adverse change in its financial condition, assets, liabilities or Businesses.

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


          2.15 ACCOUNTS RECEIVABLE.  The Balance Sheet reflects the amount of
               -------------------
Seller's accounts receivable relative to the Businesses as of the Balance Sheet Date, net of allowances for uncollectible and doubtful amounts, all in conformity with generally accepted accounting principles and the past practices employed by Seller and Businesses. Seller and Businesses maintains its their accounting records in sufficient detail to substantiate the accounts receivable reflected on the Balance Sheet and has given and will give to BMC full and complete access to those records, including the right to make copies therefrom. Since the date of the Balance Sheet, Seller and Businesses have has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, of any material collection, discount or write-off policy or procedure. Accounts receivable are recorded in amounts estimated to be net of contractual allowances related to third-party payor arrangements. Seller and Businesses are is in substantial compliance with the terms and conditions of such third-party payor arrangements and the reserves established by Seller and Businesses are adequate to cover any liability resulting from lack of compliance.

          2.16 TAX RETURNS.  Seller and Businesses  has have filed all tax
               -----------
returns required to be filed by their themfor the businesses, and made all payments required to be made by it, with respect to income taxes, real property taxes, sales taxes, use taxes, employment taxes and similar taxes due and payable on or before the date of this Agreement. Seller and Businesses shall file all income tax returns for the year 1997, if they have not already done so are responsible for any tax liability thereunder and will promptly after filing provide a copy of said returns to BMC. To the best knowledge, information and belief of Seller and Businesses, neither it nor the Businesses have any unpaid tax liability, except for real property taxes for the year ending December 31, 1998, and sales, use, employment and similar taxes for periods as to which such taxes have not yet become due and payable.

          2.17 COMMISSION AND FEES.  There are no valid claims for brokerage
               -------------------
commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against BMC resulting from any action taken by Seller, Businesses or its respective agents or employees, or any of them.

          2.18 MATERIAL LIABILITIES.  Except to the extent reflected or reserved
               --------------------
against on the Balance Sheet, neither Seller did not have nor Businesses had, as of the Balance Sheet Date, and has not incurred since that date, any material uninsured liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than those incurred in the ordinary course of business. Seller does not know, or have reasonable grounds to know, of any basis for the assertion against Seller as of the Balance Sheet Date, of any material claim or liability of any nature in any amount not fully reflected or reserved against on the Balance Sheet, or of any material uninsured claim or liability of any nature arising since

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


the date other than those incurred in the ordinary course of business or contemplated by this Agreement.

          2.19  INSURANCE POLICIES ON ASSETS.  Seller or the Businesses
                ----------------------------
maintains policies of insurance on the Assets to be sold hereunder with extended coverage and in respect of the products and services provided or performed by Seller in amounts deemed by its management to be sufficient. Valid policies in such amounts are outstanding and duly in force and will remain duly in force through the Closing Date. All such policies are described in Exhibits 11a-11 attached hereto.

          2.20  INSURANCE POLICIES FOR LIABILITIES.  Seller and Businesses
                -----------------------------------
maintain and have continuously maintained for at least the previous four years or for the time during which the business has not been in operation, valid general liability and, where applicable, malpractice insurance. Any such policies which are claims made policies are designated on Exhibit and Seller and Businesses have obtained written confirmation that such policies can be assigned to BMC or Seller or Businesses shall be responsible for obtaining and paying for "tail coverage" to cover any potential claims not yet known to Seller or Businesses.

          2.201  EMPLOYEE BENEFIT PLANS.  Except as set forth on Exhibit 12
                 ----------------------
attached hereto, Neither Seller nor Businesses have neither established, nor maintained, nor is are they obligated to make contributions to or under or otherwise participate in, (a) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any pension, profit-sharing, retirement or other plan, program or arrangement; or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section of ERISA. All such plans listed on Exhibit 11 (individually "Seller Plan," and collectively "Seller Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. To the best knowledge of Seller, no act or failure to act by Seller has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Seller Plans and no "reportable event" (as defined in ERISA) has occurred with respect to any of the Seller Plans. Seller has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

          2.212  COMPLIANCE WITH LAWS IN GENERAL.  Neither Seller nor Businesses
                 -------------------------------
have received any notices of material violations by Seller or Businesses of any federal, state and local laws, regulations and ordinances relating to the operations of the Business and the Assets, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any Environmental Laws, and no notice of

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


any pending inspection or violation of any such law, regulation or ordinance has been received by Seller or any Businesses.

          2.223  FRAUD AND ABUSE.  Seller, Businesses and all persons and
                 ---------------
entities providing professional services for the Businesses have not, to the knowledge of Seller and Businesses, engaged in any activities which are prohibited under (S)1320a-7b of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit of payment; (c) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

          2.234  NO UNTRUE REPRESENTATIONS.  No representation or warranty by
                 -------------------------
Seller or Businesses in this Agreement, and no Exhibit or certificate issued by officers or Directors of Seller or Businesses and furnished or to be furnished to BMC pursuant hereto, or in connection with the transactions contemplated hereby, intentionally contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

SECTION 3.  Representations and Warranties of BMC

          BMC hereby represents and warrants to Seller and Businesses as follows:

          3.1  CORPORATE EXISTENCE; GOOD STANDING.  BMC is a corporation duly
               ----------------------------------
organized, validly existing and in good standing under the laws of the State of Florida.

          3.2  POWER AND AUTHORITY.  BMC has corporate power to execute,
               -------------------
deliver, and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement, and has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement, and the agreements related hereto executed and delivered pursuant to this Agreement do not and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate of Incorporation or Bylaws of BMC or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which BMC is a party or by which it is bound, or violate any restrictions of any kind to which BMC is subject.

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


          3.3  COMMISSIONS AND FEES.  There are no valid claims for brokerage
               --------------------
commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against Seller resulting from any action taken by BMC or its respective officers, Directors, or agents, or any of them.

          3.4  NO UNTRUE REPRESENTATIONS.  No representation or warranty by BMC
               -------------------------
in this Agreement, and no Exhibit or certificate issued by officers or Directors of BMC and furnished or to be furnished to Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

          3.5  PERMITS, LICENSE AND GOVERNMENTAL AUTHORIZATIONS.  To the best
               ------------------------------------------------
knowledge of BMC all material building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals necessary for the conduct of the Business, or waivers thereof, have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the knowledge of BMC threatened which may result in the revocation, cancellation or suspension or any adverse modification, of any thereof. Any and all past litigation concerning such building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals, and all claims and causes of actions raised therein, have been finally adjudicated.

          3.6  FRAUD AND ABUSE.  BMC and all persons and entities providing
               ---------------
services for BMC have not, to the knowledge of BMC, engaged in any activities which are prohibited under (S)1329a-7b of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment (c) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


SECTION 4.  ACCESS TO INFORMATION AND DOCUMENTS.
            -----------------------------------

          4.1  ACCESS TO SELLER'S AND BUSINESSES INFORMATION.  Seller and
               ---------------------------------------------
Businesses have given to BMC its counsel, accountants, and other representatives full access to all the properties, documents, contracts, personnel files and other records of Seller and the Businesses hereunder and have furnished BMC with copies of such documents and with such information with respect to the affairs of Seller as BMC may from time to time reasonably request. Seller and Businesses have disclosed and made available to BMC and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the Assets and to the Business.

          4.2  RETENTION OF RECORDS.  Without cost to Seller or Businesses, BMC
               --------------------
shall retain all books and records of Seller and Businesses ("Records" transferred to it hereunder for the greater of four (4) years from the closing Date or such longer periods of time as required by applicable statutes, rules and regulations. For a period of four (4) years after the Closing Date, and for such longer period as the Records are maintained, each party will, during normal business hours and so as not to unreasonably disrupt normal business, afford any other party, its counsel, its accountants, or other parties who have a reasonable need for such access full access (and copying at the expense of the requesting party, if desired) to the books and records relating to the Assets of the Seller or the Businesses on the possession of such party as such other party may reasonably request.

SECTION 5.  COVENANTS OF SELLER AND BUSINESSES.
            ----------------------------------

          5.1  APPOINTMENT OF ATTORNEY-IN-FACT.  On the Closing Date, Seller
               -------------------------------
will, by appropriate instrument, constitute and appoint BMC and its successors and assigns as of the Closing Date, the true and lawful Attorneys in fact for Seller or Businesses as to Businesses, with full power of substitution, in the name of Seller or Businesses, but on behalf of and for the benefit of and at the expense of BMC to institute and prosecute, in the name of Seller or Businesses or otherwise, all proceedings which BMC may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets, to defend and compromise any and all actions, suits or proceedings in respect of any such Assets, and to do all such acts and things in relation thereto as BMC shall deem advisable. Seller and Businesses agrees that the foregoing powers shall be coupled with an interest and shall be irrevocable by Seller or by its dissolution or in any manner or for any reason. BMC shall retain for its own account any amounts collected pursuant to the foregoing powers including any sums payable in respect thereof, and Seller and Businesses shall pay to BMC, when received, any amounts which shall be received by Seller in respect of any Assets.

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                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


          5.2  FUNDING OF ACCRUED EMPLOYEE BENEFITS.  Seller and Businesses
               ------------------------------------
hereby covenant and agree that they will take whatever steps are necessary to pay or fund completely or reserve completely for any accrued benefits, where applicable, or vested accrued benefits for which Seller or Business might have any liability whatsoever arising from any salary, wage, benefit, bonus, sick leave, insurance, employment tax or similar liability of Seller or Businesses to any employee or other person or entity (including, without limitation, any Seller Plan and any liability under employment contracts with Seller) allocable to services performed prior to the Closing Date. Seller and Businesses acknowledge that the purpose and intent of this covenant is to assure that BMC shall have no liability which arose prior to the Closing Date whatsoever at any time in the future with respect to any of Seller's or Businesses' employees or similar persons or entities, including, without limitation, any Seller or Business Plans. Notwithstanding the foregoing, accrued vacation pay shall be rolled over to BMC, but shall be deducted from the Purchase Price in determining the amount to be paid to Seller. The amount of such accrued vacation pay is set forth on Exhibit 14 attached hereto.

SECTION 6.     NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
               ------------------------------------------------------
               INDEMNIFICATION.
               ---------------

          6.1  NATURE AND SURVIVAL.  All statements contained in this Agreement
               -------------------
or in any Exhibit attached hereto, any agreement executed pursuant hereto, and any certificate executed and delivered by any party pursuant to the terms of this Agreement, shall constitute representations and warranties of Seller and Businesses jointly and severally, or of BMC, as the case may be. All such representations and warranties, and all representations and warranties expressly labeled as such in this Agreement, shall survive the date of this Agreement and the Closing Date for a period of two (2) years following the Closing Date, and each party covenants with the other parties not to make any claim with respect to such representations and warranties, against any party after the date in which such survival period shall terminate. No party shall be entitled to bring suit against any other party pursuant to Section or hereof, unless such party has timely given the notice required in Sections, hereof, as the case may be. Each party hereby releases, acquits and discharges the other party from any and all claims and demands, actions and causes of action, damages, costs, expenses and rights of set off with respect to which the notices required by Section, as applicable, are not timely provided.

          6.2 INDEMNIFICATION BY THE SELLER AND THE BUSINESSES. The Seller and the Businesses shall indemnify and hold harmless the Purchaser BMC, and any of its members shareholders, directors, officers, employees, agents and affiliates, from and against any demands claims, actions or causes of actions, assessments, losses, damages, liabilities, costs and expenses at all levels of trial and appeal, including without limitation, attorneys fees and expenses paid or incurred by or asserted against, related to, or resulting form (i) liabilities and obligations of, and claims against, the Seller or the Businesses other than the Assumed Liabilities related to the operation of the Clinic Businesses (whether absolute, accrued, contingent, or otherwise) existing as of the date of the Closing or arising out of facts or circumstances existing on or prior to the date of the Closing except for Assumed Liabilities, or (ii) a breach of any agreement,

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


representation, warranty or covenant of the Seller or of any of the Businesses contained in or made pursuant to this Agreement.

          6.3 INDEMNIFICATION BY BMC THE PURCHASER. The Purchaser BMC shall indemnify and hold harmless the Seller and the Businesses, from and against any demands, claims, actions or causes of actions, assessments, losses, damages, liabilities, costs and expenses at all levels of trial and appeal, including, without limitation, attorneys fees and expenses, paid or incurred by or asserted against, related to, or resulting form from (i) liabilities and obligations of and claims against the Purchaser BMC related to the operation of the Clinic Business (whether absolute, accrued, contingent, or otherswise) occurring on or after the date of the Closing or arising out of facts or circumstances occurring on or after the date of the Closing, except to the extent attributabel to the actions or in actions of Seller of (ii) a breach of any agreement, representation, warranty or covenant of the Purchaser contained in or made pursuant to this Agreement.

          6.4  INDEMNIFICATION PROCEDURE.  Within twenty (20) days after
               -------------------------
Indemnified entity Person receives written notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, or within such lesser time as may be provided by law for the defense of such action or proceeding, such Indemnified Person shall notify the entity providing the indemnification. Indemnitor thereof If any such action or other proceeding shall be brought against any Indemnified Personentity, Indemnitor the entity providing the indemnification shall, upon written notice given within a reasonable time following receipt by Indemnitor the entity providing the indemnification of such notice from the Indemnified Person entity, be entitled to assume the defense of such action or proceeding with counsel chosen by Indemnitor the entity providing the indemnification and reasonably satisfactory to Indemnified Person entity; provided, however, that any Indemnified Personentity may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, the Indemnified Person entity shall have the right to employ separate counsel at Indemnitor's the entity's providing the indemnification expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person entity, (a) there are or may be legal defenses available to such Indemnified Person entity or to other Indemnified Persons entities that are different from or additional to those available to Indemnified entity and which could not be adequately advanced by counsel chosen by Indemnitor the entity providing the indemnification and such Indemnified Person entity that would make such separate representation advisable; provided however, that in no event shall Indemnitor the entity providing the indemnification be required to pay fees and expenses hereunder for more than one firm of attorneys in any jurisdication in any one action or proceeding or group of related actions or proceedings. Indemnitor The entity providing the indemnification shall not, without the prior written consent of any Indemnified Person entity, settle or compromise or consent to the entry of any judgement in any oending or threatened claim, action or proceeding to which such Indemnified Person entity is a party unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person entity from all liability arisign or potentially arising from or by reason of such claim, action or proceeding.

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


          Notwithstanding anything to the contrary contained in this Agreement, the liability of the Businesses under Section 8.2 is several and not joint, and no Business shall have any indemnification obligation thereunder unless such indemnity claim is either (i) based on Third Party Claim (hereafter defined),
(ii) constitutes a liability of Seller as of the Effective Date and not fraudulent act, statement, omission or failure to act intended by such Business to deceive BMC. The Businesses may reduce any indemnification payments payable hereunder by (i) the aggregate amount of any tax refunds, rebates or savings to BMC resulting from the payment of such indemnity claimed and/or (ii) any insurance proceeds received in connection with such indemnity claim. The creditors, employees, suppliers, customers, agents, governmental agencies or other third parties other than the Seller, BMC and/or their representatives, successors, assigns, affiliates, or anyone bringing a claim by, through, or on behalf of any of them.

SECTION 7.     MISCELLANEOUS.
               -------------

          7.1  NOTICES.  Any communications required or desired to be given
               -------
hereunder shall be deemed to have been properly given if sent by hand delivery, by overnight courier, or by facsimile and overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:


          If to BMC:

                Brevard Medical Care, Inc.
                1430 South Pine Street
                Melbourne, Florida  32901

          with a copy to:

                Donald W. Weidner
                Weidner and Winicki, P.A.
                11265 Alumni Way, Suite 201
                Jacksonville, Florida  32246

          If to Seller or Businesses:

                Warren D. Stowell
                SunStar Healthcare, Inc.
                300 International Parkway, Suite 230
                Heathrow, Florida   32746

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


          All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

          7.2  FURTHER ASSURANCES.  Each party hereby agrees to perform any
               ------------------
further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

          7.3  PUBLIC DISCLOSURES.  Except as otherwise required by law, no
               ------------------
party to this Agreement shall make any public or other disclosure of this Agreement or the transactions contemplated hereby without the prior consent of the other parties. The parties to this Agreement shall cooperate with respect to the form and content of any such disclosures.

          7.4  GOVERNING LAW.  This Agreement shall be interpreted, construed
               -------------
and enforced in accordance with the laws of the State of Florida, applied without giving effect to any conflicts-of-law principles.

          7.5  "INCLUDING".  The word "including," when following any general
                ---------
statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation," "but not limited to" or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term, or matter.

          7.6  "KNOWLEDGE".  "To the knowledge," "to the best knowledge,
                ---------
information and belief" or any similar phrase shall be deemed to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided. Unless otherwise expressly provided herein, Seller shall be deemed to have knowledge of any facts known to any Business.

          7.7  "MATERIAL".  An individual claim, obligation or liability shall
                --------
be deemed to be "material" if the amount thereof exceeds Five Thousand and No/100 Dollars ($5,000.00) or involves the violation of any federal, state, or local statute, rule or regulation. A contract or lease shall be deemed to be material if it requires a single payment in excess of Five Thousand and No/100 Dollars ($5,000.00) or payment for any future twelve (12) month period in excess of Five Thousand and No/100 Dollars ($5,000.00), except that no contract for the purchase of inventory items or consumable supplies shall be deemed material unless such contract cannot be terminated without cause by Seller on not more than thirty (30) days notice, or has as of the Closing Date, an amount payable with respect thereto of more than Five Thousand and No/100 Dollars ($5,000.00).

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

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


          7.8  "HAZARDOUS MATERIALS".  The term "Hazardous Materials" means any
                -------------------
material which is or may potentially be harmful to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, desigenated or classified as such under any Environmental Laws (as defined in Section 7.9) regardless of the quantity of any such material.

          7.9  "ENVIRONMENTAL LAWS".  The term "Environmental Laws" means any
                ------------------
federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretations thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

          7.10  CAPTIONS.  The captions of headings in this Agreement are made
                --------
for convenience and general reference only and shall not be constured to describe, define or limit the scope or intent of the provisions of this Agreement.

          7.11  INTEGRATION OF EXHIBITS.  All Exhibits attached to this
                -----------------------
Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

          7.12  ENTIRE AGREEMENT.  This instrument, including all Exhibits
                ----------------
attached hereto, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. It may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

          7.13  COUNTERPARTS.  This Agreement may be executed in several
                ------------
counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

          7.14  BINDING EFFECT. This Agreement shall be binding on, and shall
                --------------
inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

                   SUNSTAR HEALTHCARE, INC. AND SUBSIDIARIES


          7.15  NO RULE OF CONSTRUCTION.  The parties acknowledge that this
                ------------------------
Agreement was initially prepared by BMC, and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

          7.16  COSTS OF ENFORCEMENT.  In the event that BMC, on the one hand,
                --------------------
or Seller or Businesses, on the other hand, file suit in any court against any other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

          [End of Page 23]





          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


BREVARD MEDICAL CARE, INC.                SUNSTAR HEALTHCARE, INC.

By:  Silas Charles                        By:  David Jesse
Its: President                            Its: Executive Vice President and COO

                                      38